Exhibit 3.1

RENX ENTERPRISES CORP.

 CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Nicolai Brune, does hereby certify that:

1. He is the Chief Financial Officer of RenX Enterprises Corp., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time-to-time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,441 shares of the preferred stock, which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series D Convertible Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Base Conversion Price” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(b)(iv).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Series D Convertible Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock filed by the Corporation.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series D Convertible Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $2.895, as adjusted pursuant to Section 7 hereof.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock, as well as any other shares of Common Stock issuable hereunder, including as dividends, in each case in accordance with the terms hereof.

2

“DGCL” shall mean the Delaware General Corporation Law.

“Dilutive Issuance” shall have the meaning set forth in Section 7(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Share Amount Payment” shall have the meaning set forth in Section 3(b).

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 6(e).

“Exchange Cap Allocation” shall have the meaning set forth in Section 6(e).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to (i) a merger, consolidation, acquisition, strategic alliance or similar business combination, (ii) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution or (iii) any strategic transactions involving the Corporation and other entities, including joint ventures, manufacturing, marketing or distribution arrangements so long as these securities are unregistered, (d) securities issued at or above, or securities exercisable at or above, the Conversion Price in effect at the time of issuance (whether issued in combination with any other securities or otherwise) and (e) securities approved for issuance by the Required Holders.

“Floor Price” shall equal $1.50 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events).

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means any holder of Series D Convertible Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in the Exchange Agreement.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Exchange Agreement” means the Exchange Agreement, dated September 30, 2026, among the Corporation and the investor signatory thereto.

“Required Holders” means the holders of at least a majority of the outstanding shares of Series D Convertible Preferred Stock.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the shareholders of the Corporation with respect to issuance of all of the Conversion Shares, including, without limitation, to give full effect and consent to any adjustment to the Conversion Price following any stock dividend, stock split or other share combination event, Dilutive Issuance and to the issuance of shares of Common Stock as a dividend in kind on the Series D Convertible Preferred Stock.

3

“Shareholder Approval Date” means the Trading Day that Shareholder Approval is received and deemed effective.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the applicable Conversion Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Convertible Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series D Convertible Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall mean $1,000.00, subject to upward adjustment at the option of the Corporation for dividends declared as provided in Section 3(b).

“Trading Day” means a day on which the Common Stock is traded for any period on its primary Trading Market or if the Common Stock is not traded on a Trading Market, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series D Convertible Preferred Stock (the “Series D Convertible Preferred Stock”) and the number of shares so designated shall be 1,441 (which shall not be subject to increase without the written consent of the Required Holders). Each share of Series D Convertible Preferred Stock shall have a par value of $0.001 per share.

(b) The Corporation shall register shares of the Series D Convertible Preferred Stock, upon records to be maintained by the Corporation or any duly registered transfer agent for that purpose (the “Series D Convertible Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series D Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series D Convertible Preferred Stock in the Series D Convertible Preferred Stock Register. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

4

Section 3. Dividends.

(a) Series D Convertible Preferred Stock Dividends. From and after the date of issuance of any shares of Series D Convertible Preferred Stock, holders shall be entitled to receive, and the Corporation shall pay, but only out of any funds legally available for the declaration of dividends, dividends payable as provided in Section 3(b) below at the rate per share of 8% of the Stated Value per share of Series D Convertible Preferred Stock; provided that the rate per share shall be 9% per annum for any dividends not paid in cash plus the amount of previously accrued dividends (“Accruing Dividends”). Accruing Dividends on shares of Series D Convertible Preferred Stock shall compound quarterly and accrue from day to day, whether or not declared, and shall be cumulative from the Issuance Date for so long as Series D Convertible Preferred Stock is outstanding; provided, however, that such Accruing Dividends shall only be payable when, as and if declared by the Board of Directors. Dividends may be declared and paid on Series D Convertible Preferred Stock when and as determined by the Board of Directors of the Corporation out of any funds legally available for such purpose.

(b) Payment of Dividends in Cash, in Kind or by Allocation to Stated Value. Dividends are payable (i) on such date as the Board of Directors of the Corporation may determine pursuant to Section 3(a) above; (ii) upon Liquidation as set forth in Section 5; and (iii) upon occurrence of a Fundamental Transaction (each such date, a “Dividend Payment Date”), in (a) cash or, (b) solely in the event of (i) above, in duly authorized, validly issued, fully paid and non-assessable shares of Series D Convertible Preferred Stock (as determined by the Corporation), as set forth in this Section 3(b) (the amount to be paid in shares of Series D Convertible Preferred Stock, the “Dividend Share Amount Payment”), or (c) by increasing the amount attributed to the Stated Value of the Series D Convertible Preferred Stock on the books of the Corporation by the amount of such dividend. With respect to any Dividend Share Amount Payments paid in shares of Series D Convertible Preferred Stock, the number of shares of Series D Convertible Preferred Stock to be issued to a Holder pursuant to this Section 3(b) shall be an amount equal to the quotient of (x) the amount of the Dividend Shares Amount Payment to such Holder divided by the Stated Value in effect (the “Dividend Conversion Price”), provided that the Dividend Conversion Price shall not be less than the Floor Price. If the Dividend Conversion Price is lower than the Floor Price and the Corporation elects to pay the Dividend Share Amount Payment in shares of Series D Convertible Preferred Stock, in addition to the number of shares of Series D Convertible Preferred Stock payable calculated using the Floor Price, the Corporation shall pay the Holder an amount in cash equal to the product of (A) any Bid Price selected by Holder for the Corporation’s Common Stock as published on Bloomberg within one hour preceding the submission of the Conversion Notice by the Holder, and (B) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the amount of the dividend payable to such Holder by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the amount of the dividend payable to such Holder by (y) the Dividend Conversion Price without giving effect to the Floor Price. Any cash payments pursuant to this Section 3(b) shall be paid by the Corporation to the Holder within two (2) business days after the Dividend Payment Date.

(c) Dividend Calculations. Dividends on the Series D Convertible Preferred Stock shall be calculated on the basis of a 365-day year, on a pro rata pari passu basis, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Dividend Payment Date shall be deemed the Conversion Date for payment of dividends in shares of Series D Convertible Preferred Stock pursuant to Section 6(a) herein. Dividends shall cease to accrue with respect to any Series D Convertible Preferred Stock converted.

Section 4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of outstanding shares of Series D Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Convertible Preferred Stock held by such holder would be convertible based on the initial Conversion Price of $2.895, disregarding in their entirety any and all adjustments subsequently made to the Conversion Price pursuant to Section 7(c) herein (subject to the Beneficial Ownership Limitation), as of the record date for determining stockholders entitled to vote on such matter; provided, however, that, solely for purposes of determining the number of votes to which a holder is entitled under this Section 4, the number of whole shares of Common Stock into which such holder’s shares of Series D Convertible Preferred Stock are deemed convertible shall be subject to the Exchange Cap and the holder shall not be entitled to vote any shares in excess of the Exchange Cap on any matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series D Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. However, as long as any shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Convertible Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series D Convertible Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that materially and adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series D Convertible Preferred Stock, (e) declare or pay any dividends on, or redeem or repurchase of, any securities junior in rank to the Series D Convertible Preferred Stock (other than tax withholdings on equity-based compensation) while accrued dividends are outstanding and unpaid on the Series D Convertible Preferred Stock, or (f) enter into any transaction with an Affiliate exceeding $1 million in any single transaction or related series of transactions, unless approved by a majority of the Corporation’s disinterested independent directors or (g) enter into any agreement with respect to any of the foregoing.

5

Section 5. Rank; Liquidation. The Series D Convertible Preferred Stock shall rank prior in and preference to the Common Stock and Series A Preferred and pari passu (unless otherwise agreed by the Required Holders) with the Corporation’s Series B Non-Voting Convertible Preferred Stock, Series C Convertible Preferred Stock and any other series of the Corporation’s preferred stock hereafter authorized with respect to payment of dividends and the consummation of any redemption. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), the holders of shares of Series D Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Series D Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, and pari passu with the Corporation’s Series B Non-Voting Convertible Preferred Stock, Series C Convertible Preferred Stock and any other series of the Corporation’s preferred stock, an amount in cash per share of Series D Convertible Preferred Stock hereafter authorized equal to 150% of the Stated Value, plus all accrued and unpaid dividends on such shares(the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Value”). After payment of the Liquidation Value as set forth above, the shares of Series D Convertible Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series D Convertible Preferred Stock.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series D Convertible Preferred Stock shall be convertible, at any time and from time to time from after the Shareholder Approval Date, at the option of the Holder thereof, into a number of shares of Common Stock (subject to the limitations set forth in Section 6(b)) equal to the sum of (A) the quotient of (i) the aggregate Stated Value of those shares being converted, divided by (ii) the Conversion Price then in effect, plus (B) to the extent that the Corporation elects to pay the Dividend Share Amount Payment pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Series D Convertible Preferred Stock, the quotient of (X) the sum of all accrued but unpaid dividends thereon, divided by (Y) the Dividend Conversion Price. Holders shall effect conversions by providing the Corporation with the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(e)(ii) hereof, the Notice of Conversion must specify at least (i) a number of shares of Series D Convertible Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series D Convertible Preferred Stock then held by the Holder, (ii) the number of shares of Series D Convertible Preferred Stock owned prior to the conversion at issue and (iii) the number of shares of Series D Convertible Preferred Stock owned subsequent to the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for issuance, registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion pursuant to this Section 6(a) shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by email or facsimile to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series D Convertible Preferred Stock converted into Common Stock shall be canceled and shall not be reissued. If a Notice of Conversion delivered to the Corporation would result in a breach of Section 6(b) below, and the Holder does not elect in writing to withdraw, in whole, such Notice of Conversion, the Corporation shall hold such Notice of Conversion in abeyance until such time as such Notice of Conversion may be satisfied without violating Section 6(b) below with such calculations thereunder made as of the date such Conversion Notice was initially delivered to the Corporation.

(b) Beneficial Ownership Limitation.

i. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series D Convertible Preferred Stock, and a Holder shall not have the right to convert any shares of Series D Convertible Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (such Persons, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

6

ii. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted shares of Series D Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by the Holder or any of its Affiliates or Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

iii. To the extent that the limitation contained in this Section 6(b) applies, the determination of whether Series D Convertible Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of its Series D Convertible Preferred Stock may be converted shall be in the sole discretion of the Holder and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series D Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series D Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series D Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

iv. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion of Series D Convertible Preferred Stock held by the applicable Holder (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series D Convertible Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series D Convertible Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

7

(c) Mechanics of Conversion

i. Electronic Issuance Upon Conversion. Not later than the earlier of (a) one (1) Trading Day and (b) the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date after receipt by the Corporation of the Notice of Conversion (the “Share Delivery Date”), the Corporation shall electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before electronic receipt of such shares in which event the Corporation shall promptly direct the return to such Holder any shares of Series D Convertible Preferred Stock electronically delivered to the Corporation and such Holder shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series D Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii. Obligation Absolute. Subject to Section 6(b) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(b) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) above, in the event a Holder shall elect to convert any or all of its Series D Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series D Convertible Preferred Stock of such Holder shall have been sought and obtained by the Corporation. In addition, in the event the Corporation fails to delivery freely tradeable, unrestricted Conversion Shares upon conversion by the Holder pursuant to the terms herein, the Holder shall be entitled to an amount in cash equal to the product of the undelivered freely tradeable Conversion Shares that should have been delivered to the Holder pursuant to the applicable Conversion Notice but for such failure multiplied by the prevailing traded price of the Corporation’s Common Stock at such time.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Convertible Preferred Stock and payment of dividends on the Series D Convertible Preferred Stock each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Convertible Preferred Stock and payment of dividends hereunder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock), or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series D Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series D Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round down to the nearest whole share.

v. Transfer Taxes and Expenses. The issuance of shares of the Common Stock upon conversion of the Series D Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

8

(d) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series D Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series D Convertible Preferred Stock shall cease and terminate, excepting only the right to receive such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Convertible Preferred Stock.

(e) Exchange Cap. The Corporation shall not issue any shares of Common Stock upon conversion of any Series D Convertible Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series D Convertible Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation without breaching the Corporation’s obligations under the rules or regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the Shareholder Approval as required by the applicable rules of the Trading Market for issuances of shares of Common Stock in excess of such amount, (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required or (C) issues the Series D Convertible Preferred Stock through an effective registration statement in connection with a public offering in accordance with the rules and regulations of the Trading Market. Until such approval or such written opinion is obtained, or unless such effective registration statement is available, no Holder shall be issued in the aggregate, upon conversion of any Series D Convertible Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Issuance Date multiplied by (ii) the quotient of (1) the aggregate original Stated Value of the Series D Convertible Preferred Stock issued to such Holder divided by (2) the aggregate original Stated Value of the Series D Convertible Preferred Stock issued to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Series D Convertible Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Series D Convertible Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a Holder’s Series D Convertible Preferred Stock, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such Series D Convertible Preferred Stock shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series D Convertible Preferred Stock on a pro rata basis in proportion to the shares of Common Stock underlying the Series D Convertible Preferred Stock then held by each such Holder of Series D Convertible Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the shares of Series D Convertible Preferred Stock are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of dividends on, this Series D Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Notwithstanding the foregoing, no adjustment pursuant to this Section 7 shall cause the Conversion Price to be less than the Floor Price.

9

(b) Fundamental Transaction. If, at any time while this Series D Convertible Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Convertible Preferred Stock effected within two (2) Business Days following the date on which the Corporation publicly announces that the Fundamental Transaction has occurred the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series D Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Subsequent Equity Sales. If, at any time while this Series D Convertible Preferred Stock is outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, concurrently with such issuance or deemed issuance, to a price (calculated to the nearest cent) determined in accordance with the following formula: CP2 = CP1* (A+ B) ÷(A+ C); provided notwithstanding the foregoing, that no adjustment pursuant to this Section 7(c) shall cause the Base Conversion Price to be less than the Floor Price and no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance. For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the Conversion Price of the Series D Convertible Preferred Stock in effect immediately after such Dilutive Issuance;

(B) “CP1” shall mean the Conversion Price of the Series D Convertible Preferred Stock in effect immediately prior to such Dilutive Issuance;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of convertible securities (including the Corporation’s Series B Non-Voting Convertible Preferred Stock and the Series D Convertible Preferred Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such Dilutive Issuance);

10

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such Dilutive Issuance by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued or deemed to be issued in such transaction.

If a Holder elects to convert following a Dilutive Issuance that causes the Base Conversion Price to be less than the Floor Price, then in addition to the Conversion Shares, the Corporation shall pay to the Holder an amount in cash equal to the product obtained by multiplying (a) any Bid Price selected by Holder for the Corporation’s Common Stock as published on Bloomberg within one hour preceding the submission of the Conversion Notice by the Holder, by (b) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the aggregate Stated Value of those shares being converted, by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the aggregate Stated Value of those shares being converted, by (y) the Base Conversion Price without giving effect to the Floor Price.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Convertible Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 2 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

11

Section 8. Redemption.

(a) At any time after the 24 month anniversary of the Issuance Date on not less than 30 days’ prior written notice to the Holders, the Corporation may redeem all or any portion of the outstanding shares of Series D Convertible Preferred Stock at the following percentages of Stated Value, plus all accrued and unpaid dividends: (i)) after the 24 month anniversary of the Issuance Date through the 36 month anniversary thereof: 115%; and (ii) after the 36 month anniversary of the Issuance Date: 110%. Holders may convert any portion of their Series D Convertible Preferred Stock subject to a redemption notice at any time during the notice period.

(b) Effective immediately prior to the close of business on the redemption date for any shares of Series

D Convertible Preferred Stock redeemed pursuant to this Section 8, dividends shall no longer accrue or be declared on any such shares of Series D Convertible Preferred Stock, and such shares of Series D Convertible Preferred Stock shall cease to be outstanding.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, Attention:, Chief Executive Officer, facsimile number or such other facsimile number, email address or physical address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series D Convertible Preferred Stock Certificate. If a Holder’s Series D Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series D Convertible Preferred Stock granted hereunder may be waived as to all shares of Series D Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series D Convertible Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

12

(d)  Amendment. Except for Section 6(b), which may not be amended or waived hereunder, this Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series D Convertible Preferred Stock. If any shares of Series D Convertible Preferred Stock shall be converted, redeemed or otherwise reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

13

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of September, 2026.

RENX ENTERPRISES CORP.

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer

14

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
SERIES D CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of RenX Enterprises Corp., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on September 30, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series D Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(b) of the Certificate of Designation, is __________________. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________

Number of shares of Series D Convertible Preferred Stock owned prior to Conversion: __________________

Number of shares of Series D Convertible Preferred Stock to be Converted: ___________________________

Number of shares of Common Stock to be Issued: ______________________________________

Applicable Conversion Price: _______________________________________________________

Number of shares of Series D Convertible Preferred Stock subsequent to Conversion: ____________________

DWAC Instructions:

Broker no: _____________________________________________________________________

Account no: ____________________________________________________________________

[HOLDER]

By:
Name:
Title:

Date: